                                                                                                                   EXHIBIT 12
                                                                                                                   PAGE 1 OF 2


                                                     THE UNITED ILLUMINATING COMPANY

                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                (IN THOUSANDS)
                                                                                                                       TWELVE
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                  YEAR ENDED DECEMBER 31,                              MAR. 31,
                                          -------------------------------------------------------------------------
                                                1995           1996          1997           1998           1999          2000
                                                ----           ----          ----           ----           ----          ----
EARNINGS
   Net income                                 $49,896       $39,045        $43,457       $45,072        $52,224        $59,189
   Federal income taxes                        41,721        35,224         28,929        38,976         51,013         50,448
   State income taxes                          12,907         8,497          8,226        10,795         10,887         10,665
   Fixed charges                               83,994        80,097         78,016        67,871         57,915         53,735
                                          ------------   -----------   ------------   -----------    -----------   ------------

   Earnings available for fixed charges      $188,518      $162,863       $158,628      $162,714       $172,039       $174,037
                                          ============   ===========   ============   ===========    ===========   ============


FIXED CHARGES
   Interest on long-term debt                 $63,431       $66,305        $63,063       $50,129        $42,104        $39,483
   Other interest                              16,723         9,534         10,881        13,831         12,132         10,615
   One third of rental charges                  3,840         4,258          4,072         3,911          3,679          3,637
                                          ------------   -----------   ------------   -----------    -----------   ------------

                                              $83,994       $80,097        $78,016        67,871         57,915        $53,735
                                          ============   ===========   ============   ===========    ===========   ============

RATIO OF EARNINGS TO FIXED
 CHARGES                                         2.24          2.03           2.03          2.40           2.97           3.24
                                          ============   ===========   ============   ===========    ===========   ============



                                                                                                                  EXHIBIT 12
                                                                                                                  PAGE 2 OF 2

                                         THE UNITED ILLUMINATING COMPANY

                         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                 AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                (IN THOUSANDS)
                                                                                                                     TWELVE
                                                                                                                     MONTHS
                                                                                                                     ENDED
                                                                    YEAR ENDED DECEMBER 31,                          MAR. 31,
                                              --------------------------------------------------------------------
                                                   1995         1996          1997         1998          1999          2000
                                                   ----         ----          ----         ----          ----          ----
EARNINGS
   Net income                                    $49,896      $39,045       $43,457      $45,072       $52,224       $59,189
   Federal income taxes                           41,721       35,224        28,929       38,976        51,013        50,448
   State income taxes                             12,907        8,497         8,226       10,795        10,887        10,665
   Fixed charges                                  83,994       80,097        78,016       67,871        57,915        53,735
                                              -----------   ----------   -----------   ----------    ----------   -----------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                        $188,518     $162,863      $158,628     $162,714      $172,039      $174,037
                                              ===========   ==========   ===========   ==========    ==========   ===========


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt                    $63,431      $66,305       $63,063      $50,129       $42,104       $39,483
   Other interest                                 16,723        9,534        10,881       13,831        12,132        10,615
   One third of rental charges                     3,840        4,258         4,072        3,911         3,679         3,637
   Preferred stock dividend requirements (1)       2,778          699           379          428           144            33
                                              -----------   ----------   -----------   ----------    ----------   -----------
                                                 $86,772      $80,796       $78,395      $68,299       $58,059       $53,768
                                              ===========   ==========   ===========   ==========    ==========   ===========

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                        2.17         2.02          2.02         2.38          2.96          3.24
                                              ===========   ==========   ===========   ==========    ==========   ===========


(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.